Exhibit 99.1

Insmed Prices $40 Million Equity Offering

Richmond, VA – (BUSINESS WIRE) – March 10, 2006 – Insmed Incorporated (NASDAQ: INSM) today announced the pricing of its public offering of 20,000,000 shares of common stock at a price of $2.00 per share. The common stock is expected to be issued on March 15, 2006, subject to satisfaction of customary conditions.

Insmed expects to receive net proceeds of approximately $37.2 million from the offering and plans to use the net proceeds for working capital and for other general corporate purposes, including the continuing commercial launch and manufacturing of IPLEX, the pursuit of marketing authorization for IPLEX in Europe and clinical studies. Insmed has granted the underwriters an option to purchase an additional 3,000,000 shares of common stock to cover over-allotments, if any.

Lazard Capital Markets LLC is the sole-bookrunning manager for the offering. C.E. Unterberg, Towbin, LLC is the co-manager.

The final prospectus supplement has been filed today with the U.S. Securities and Exchange Commission. Copies of the final prospectus supplement relating to the offering may be obtained by contacting Lazard Capital Markets LLC at 30 Rockefeller Plaza New York, NY 10020 or (212) 632-6000.

This communication shall not constitute an offer to sell or solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact:

Insmed Incorporated

Baxter Phillips, III, 804-565-3041

Fax: (804) 565-3510

bphillips@insmed.com

www.insmed.com

Source: Insmed Incorporated